Exhibit 10.3

AMENDMENT NO. 1 TO

INCOME TAX RECEIVABLE AGREEMENT

This AMENDMENT NO. 1 TO INCOME TAX RECEIVABLE AGREEMENT (this “Amendment”), dated as of May 9, 2017, is hereby entered into by and between Surgery Partners, Inc., a Delaware corporation (the “Corporation”), and H.I.G. Surgery Centers LLC, a Delaware limited liability company (the “Stockholders Representative,” in its capacity as such).

WHEREAS, reference is hereby made to that certain Income Tax Receivable Agreement, dated as of September 30, 2015, by and among the Corporation, the Stockholders Representative and the other parties referred to therein (as amended or otherwise modified, the “Agreement”), and all capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement;

WHEREAS, the Corporation and the Stockholders Representative desire to hereby amend the Agreement in accordance with Section 7.06(c) of the Agreement;

WHEREAS, concurrently with the execution and delivery of this Amendment, the Corporation and BCPE Seminole Holdings, LP, a Delaware limited partnership (the “Investor”) have entered into that certain Securities Purchase Agreement (the “Preferred Purchase Agreement”), dated as of the date hereof, pursuant to which the Corporation has agreed to sell to the Investor and the Investor has agreed to purchase from the Corporation, shares of Corporation’s 10.00% Series A Convertible Perpetual Participating Preferred Stock, par value $0.01 per share, subject to the terms and conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Amendment, the Corporation, the Investor and H.I.G. Surgery Centers, LLC and H.I.G. Bayside Debt & LBO Fund II L.P (collectively, “HIG”) have entered into that certain Stock Purchase Agreement (the “HIG Purchase Agreement”), dated as of the date hereof, pursuant to which HIG has agreed to sell to Investor and Investor has agreed to purchase from HIG, all Common Stock (as defined in the Purchase Agreement) owned by HIG, subject to the terms and conditions therein;

WHEREAS, concurrently with the execution and delivery of this Amendment, the Corporation, Merger Sub (as defined in the NSH Merger Agreement (as defined below)), a Delaware corporation and a wholly owned subsidiary of the Corporation, NSH Holdco, Inc., a Delaware corporation (“NSH”), and IPC / NSH, L.P., a Delaware limited partnership, solely in its capacity as the sellers’ representative, have entered into that certain Agreement and Plan of Merger (the “NSH Merger Agreement” and together with this Amendment, the HIG Purchase Agreement, the Preferred Purchase Agreement, and any other agreement, disclosure letter, certificate or other document to be entered into or delivered pursuant to the terms hereof or in connection herewith or therewith, the “Transaction Documents”), dated as of the date hereof, pursuant to which the Corporation has agreed to acquire all of the outstanding equity of NSH (the “NSH Acquisition”); and

WHEREAS, this Amendment is a condition to the willingness of HIG, the Corporation, and the Investor to enter into the Transaction Documents to which they are a party.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Amendments. As of the Effective Time (as defined below), the Agreement is hereby amended as follows:

(a)    The Agreement is hereby amended by replacing all references to “Tax Benefit Payment” therein with “Settlement Payment”.

(b)    The Agreement is hereby amended by replacing the contents of Annex B to the Agreement with the contents of Exhibit A to this Amendment.

(c)    Section 1.01 of the Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Applicable Federal Tax Rate” means, for any Applicable Tax Year, the maximum U.S. federal income Tax rate applicable to corporations organized within the United States in effect for such Applicable Tax Year; it being understood and agreed that, if the applicable Tax rate changes in the middle of a Taxable Year such that multiple rates are in effect with respect to any Applicable Tax Year, then the Applicable Federal Tax Rate will be determined using a blended Tax rate taking into account the Tax rates in effect both before and after such change occurred on a pro rata calendar day basis.

“Applicable Tax Rate” means, for any Applicable Tax Year, the Applicable Federal Tax Rate for such Applicable Tax Year (expressed as a percentage) plus three percent (3%).

“Applicable Tax Year” means, the tax year ending December 31 of the year set forth on Annex B in the column entitled “Tax Year.”

“First Amendment” means that certain Amendment No. 1 to Income Tax Receivable Agreement, dated as of May 9, 2017, by and between the Corporation and the Stockholders Representative.

“Base Amount” means each amount set forth on Annex B in the column entitled “Base Amount”.

(d)    The definition of “ITR Payment” now appearing in Section 1.01 of the Agreement is hereby amended in its entirety to read as follows: “ITR Payment” means any Settlement Payment or Early Termination Payment required to be made by the Corporation to the Stockholders under this Agreement.”

(e)    The definition of “Material Objection Notice” now appearing in Section 1.01 of the Agreement is hereby amended in its entirety to read as follows: “Material Objection Notice” is defined in Section 4.02 of this Agreement.”

(f)    The definition of “Payment Date” now appearing in Section 1.01 of the Agreement is hereby amended in its entirety to read as follows: “Payment Date” means, with respect to each Applicable Tax Year, December 1 of the year following such Applicable Tax Year.

(g)    The definition of “Valuation Assumptions” now appearing in Section 1.01 of the Agreement is hereby amended in its entirety to read as follows: “Valuation Assumptions” means, as of an Early Termination Date, the assumption that the Applicable Federal Income Tax Rate for each Payment Date ending on or after such Early Termination Date will be determined using the U.S. federal income Tax rate for corporations in effect for the Applicable Taxable Year as specified for such Applicable Taxable Year by the Code and other laws as in effect on the Early Termination Date (or, with respect to any Applicable Taxable Year for which such income Tax rates are not specified by the Code and other law as in effect on the Early Termination Date, such income Tax rates that are in effect on the Early Termination Date).

(h)    Article II of the Agreement is hereby amended in its entirety to read as follows: “[Reserved]”

(i)    Article III of the Agreement is hereby amended in its entirety to read as follows:

ARTICLE III

SETTLEMENT PAYMENTS

Section 3.01.    Payments.

(a)    Timing of Payments. Within five (5) Business Days after each Payment Date, the Corporation shall pay to each Stockholder its share (based on such Stockholder’s Applicable Percentage) of the Settlement Payment with respect to such Payment Date. Each such share of a Settlement Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable Stockholder previously designated by the Stockholder to the Corporation, or as otherwise agreed by the Corporation and the Stockholder.

(b)    A “Settlement Payment” means, with respect to each Payment Date, the product of (i) the Base Amount set forth opposite such Payment Date on Annex B and (ii) the Applicable Tax Rate for the Applicable Tax Year set forth opposite such Payment Date on Annex B; provided that, if any change in the Applicable Federal Tax Rate occurring after the date of the First Amendment (a “Tax Rate Change”) has a retroactive effect such that it would have resulted in a change in the amount of a Settlement Payment made prior to the date of such Tax Rate Change (the “Payment Difference”), then any Settlement Payments due on or after the Payment Date immediately following the date of such Tax Rate Change shall be adjusted (up or down as applicable) by an aggregate amount equal to the Payment Difference. Selective illustrative examples of the calculation of a Settlement Payment are set forth on Annex B hereto.

Section 3.02.    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in a duplicative payment of any amount (including interest) required under this Agreement, and this Agreement shall be construed and interpreted in accordance with such intention.

(j)    Section 4.01(b) of the Agreement is hereby amended by replacing the words “set forth in (1), (2) and (3) above” therein with “set forth in (1) and (2) above”.

(k)    Section 4.01(c) of the Agreement is hereby amended in its entirety to read as follows: “[Reserved]”

(l)    Section 4.01(d) of the Agreement is hereby amended in its entirety to read as follows: “[Reserved]”

(m)    Section 4.02 of the Agreement is hereby amended in its entirety to read as follows:

Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to the Stockholders Representative notice of such intention to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless the Stockholders Representative, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with a notice of a material objection to such Schedule (a “Material Objection Notice”) made in good faith. An Early Termination Schedule will also become final and binding upon the Stockholders Representative confirming in writing that it will not provide a Material Objection Notice with respect to such Schedule. If the parties, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Stockholders Representative shall employ the Reconciliation Procedures as described in Section 7.08 of this Agreement.

(n)    Section 4.03(a) of the Agreement is hereby amended by deleting the words “or Divestiture Acceleration Payment” from the first sentence therein.

(o)    Section 4.03(b) of the Agreement is hereby amended in its entirety to read as follows:

The “Early Termination Payment” means, as of the Early Termination Date, the present value, discounted at the Early Termination Rate as of such date and assuming the Applicable Tax Rate(s) then in effect on the Early Termination

Date, of all Settlement Payments (other than any Settlement Payment in respect to a Payment Date that occurred prior to the Early Termination Date and which is currently due and payable but unpaid as of the Early Terminate Date, which shall (subject to Section 3.02) be paid to the Stockholders on the date the Early Termination Payment becomes payable) that would be required to be paid by the Corporation beginning from the Early Termination Date, all as may be adjusted further in a manner agreed to by the Corporation and the Stockholders Representative. For purposes of calculating, pursuant to this Section 4.03(b), the present value of all Settlement Payments that would be required to be paid, it shall be assumed that, absent the Early Termination Notice, all Settlement Payments would be paid on the Payment Date with respect to such Settlement Payment.

(p)    Section 4.03(c) of the Agreement is hereby amended in its entirety to read as follows: “[Reserved]”

(q)    Section 5.02 of the Agreement is hereby amended by deleting the following words from the first sentence therein: “(other than, for clarity, any Early Termination Payment payable in connection with a Change of Control)”

(r)    Section 6.01 of the Agreement is hereby amended in its entirety to read as follows:

Responsibility for Tax Matters. Except as otherwise provided in Section 6.02 or 6.03, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation or other Taxable Entity, including the preparation, filing or amendment of any Tax Return and the defense, contest, or settlement of any issue pertaining to Taxes.

(s)    Section 7.07 of the Agreement is hereby amended by deleting the words “Section 2.03,” from the first sentence therein.

(t)    Section 7.08 of the Agreement is hereby amended by: (i) deleting the words “Section 2.03,” from the first sentence therein; (ii) replacing the words “an early termination, breach of agreement, Change of Control, or Divestiture Acceleration Payment” in the first sentence therein with the words “an early termination or breach of agreement”; (iii) amending the third sentence therein in its entirety to read “If the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement, subject to adjustment or amendment upon resolution.”; and (iv) amending the fourth sentence therein in its entirety to read “The costs and expenses relating to the engagement of such Expert shall be borne by the Corporation, except as provided in the next sentence.”

(u)    Section 7.10 of the Agreement is hereby amended in its entirety to read as follows: “[Reserved]”

(v)    A new Section 7.14 (Tax Forms) is hereby inserted into the Agreement to read as follows: To the extent the Corporation does not currently have such Form in respect of a Stockholder, such Stockholder shall upon request provide the Corporation with duly executed IRS Forms W-8 or W-9, as the case may be, certifying to such Stockholder’s exemption from withholding and backup withholding taxes in respect of all amounts payable to such Stockholder hereunder. Each Stockholder (including for the avoidance of doubt any permitted transferee) shall also provide new forms (or successor forms) or certificates upon the expiration or obsolescence of any previously delivered forms and promptly notify the Corporation of any change in circumstances that would modify or render invalid any claimed exemption or reduction.

2.    Pre-Amendment Payments. The Stockholders Representative, on behalf of the Stockholders, hereby acknowledges and agrees that as of the Effective Time, neither the Corporation nor any other Taxable Entity shall have any liability to make any payment under the Agreement other than the Settlement Payments or Early Termination Payment as contemplated hereby.

3.    Notices. As of the Effective Time, all notices to the Corporation under the Agreement shall be delivered as set forth below:

If to the Corporation, to:

Surgery Partners, Inc.

40 Burton Hills Boulevard

Suite 500

Nashville, Tennessee 37215

Fax: (615) 234-5998

Attention: Chief Financial Officer and Chief Executive Officer

Email: tsparks@surgerypartners.com and mdoyle@surgerypartners.com with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Facsimile: (646) 728-1523

Attention: Carl Marcellino

Email: Carl.Marcellino@ropesgray.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Fax: (312) 862-2200

Attention: Neal J. Reenan, P.C. and Ian N. Bushner

Email: NReenan@kirkland.com and ian.bushner@kirkland.com

4.    Miscellaneous. This Amendment will not be effective unless and until immediately prior to the NSH Closing (as defined in the NSH Merger Agreement) (the “Effective Time”). Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed. As of the Effective Time, each reference in the Agreement to “Agreement”, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. For the avoidance of doubt, the parties hereto agree that entry into the Transaction Documents and the other documents contemplated therein and consummation of the transactions contemplated therein are not prohibited by Section 7.13 of the Agreement. Sections 1.02, 7.01 (as updated hereby), 7.02, 7.03, 7.04, 7.05, 7.06, and 7.07 of the Agreement are hereby incorporated by reference into this Amendment and shall apply as if fully set forth herein mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the Corporation and the Stockholders Representative have duly executed this Amendment as of the date first written above.

SURGERY PARTNERS, INC.

By:	/s/ Michael T. Doyle
Name:	Michael T. Doyle
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Income Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporation and the Stockholders Representative have duly executed this Amendment as of the date first written above.

H.I.G. SURGERY CENTERS, LLC, as Stockholders Representative

By: H.I.G.-GPII, Inc.
Its: Manager

By:	/s/ Richard H. Siegel
Name:	Richard H. Siegel
Title:	Vice President and General Counsel

[Signature Page to Amendment No. 1 to Income Tax Receivable Agreement]

Exhibit A

Annex B

Payment Schedule

(See attached.)

Annex B to the First Amendment

Tax Year	Payment Date	Base Amount	Applicable Federal Tax Rate*	Assumed State Tax Rate (Fixed)	Applicable Tax Rate*	Ilustrative Example: Settlement Payment (assuming no change in Max Fed Corp Tax Rates so Blended Rate is 38% at all times)	Illustrative Example: Settlement Payment (assuming Max Fed Corp Tax Rates is 25% so Blended Rate is 28% at all times)
2016	December 1, 2017	$2,638,259.84	35.0%	3.0%	38.0%	$1,002,539	$738,713
2017	December 1, 2018	$1,641,769.8	35.0%	3.0%	38.0%	$623,873	$459,696
2018	December 1, 2019	$36,797,315.8	35.0%	3.0%	38.0%	$13,982,980	$10,303,248
2019	December 1, 2020	$77,508,444.0	35.0%	3.0%	38.0%	$29,453,209	$21,702,364
2020	December 1, 2021	$97,295,538.4	35.0%	3.0%	38.0%	$36,972,305	$27,242,751
2021	December 1, 2022	$92,552,144.0	35.0%	3.0%	38.0%	$35,169,815	$25,914,600
2022	December 1, 2023	$6,168,650.2	35.0%	3.0%	38.0%	$2,344,087	$1,727,222
2023	December 1, 2024	$2,414,853.6	35.0%	3.0%	38.0%	$917,644	$676,159

*	Applicable Federal Tax Rate and Applicable Tax Rate may vary as provided in the First Amendment.

For the avoidance of doubt, the December 1, 2024 Payment Date is the last Payment Date under the Agreement